Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of October 27, 2006, by and between DynTek, Inc., a Delaware corporation (“Parent”), DynTek Canada Inc., an Ontario corporation and wholly owned subsidiary of Parent (“Buyer”), Sensible Security Solutions Inc., an Ontario corporation (“Seller”), 3849597 Canada Inc., a Canadian corporation (the “Shareholder”) and Paul Saucier, a natural person who is the President of Seller and who owns indirectly all of the issued and outstanding common shares of Seller (the “Principal Owner” and collectively with the Shareholder, the “Principal Owners”).  Capitalized terms used herein and not defined herein are defined in Exhibit A attached hereto.

R E C I T A L S

WHEREAS, Seller is engaged in the business of providing information technology service offerings including, among other things, hardware and software management and integration, network and custom software design, project management and consulting services (the “Business”);

WHEREAS, Buyer desires to purchase and Seller desires to sell to Buyer substantially all of the assets of the Business, subject to the terms and conditions of this Agreement; and

WHEREAS, the Board of Directors of Parent and Buyer, in accordance with the laws of their respective jurisdictions of organization and their respective charter documents, and the Board of Directors and the sole shareholder of Seller, in accordance with the laws of the Province of Ontario and Seller’s constating documents, have approved this Agreement upon the terms and subject to the conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1          Purchased Assets.  Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, transfer and assign to Buyer, on the Closing Date (as hereinafter defined), all of Seller’s right, title and interest in and to the assets of Seller used in connection with the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), free and clear of any and all Encumbrances, except for the Permitted Encumbrances (as hereinafter defined) set forth on Schedule 1.1 and other than the restrictions on the transfer of the Assigned Contracts.  The Purchased Assets shall include, but shall not be limited to, the following:

(a)           All of Seller’s rights and obligations under all of the agreements of the Seller relating to the Business, all of which are identified on Schedule 1.1(a) attached hereto (collectively the “Assigned Contracts”);

(b)           All of Seller’s accounts or notes receivable from and including October 1, 2006, and all cash and cash equivalents, related to the Business, all of which are identified on Schedule 1.1(b) attached hereto and all schedules, records and other documentation related to such accounts or notes receivable, and cash or cash equivalents;

(c)           All of Seller’s supplies, computers, equipment, furniture and fixtures, and all other tangible personal property owned by Seller and used in connection with the conduct of the Business, all of which, to the extent each individual asset has an undepreciated value in excess of Two Thousand Five Hundred Dollars ($2,500), shall be identified in the fixed asset schedule to be attached hereto as Schedule 1.1(c) (the “Fixed Assets”);

(d)           All of Seller’s books and records directly related to, or used in connection with, the conduct of the Business or pertaining to the Purchased Assets, regardless of the medium on which such information is stored or maintained including, without limitation, all customer and employment records, vendor information and contracts, business plans and strategies, financial and operational data and reports, and marketing information and materials;

(e)           To the extent transferable, all of Seller’s licenses, permits or other authorizations of governmental or regulatory entities that are required under any laws, rules and regulations applicable to or affecting the Business, all of which are set forth on Schedule 1.1(e);

(f)            All of Seller’s owned and leased real property, including any leasehold improvements thereon, all of which are identified in the real property schedule attached hereto as Schedule 1.1(f);

(g)           All of Seller’s inventory, a detailed list of which shall be set forth on Schedule 1.1(g);

(h)           All of Seller’s Intellectual Property Rights which are set forth on Schedule 1.1(h);

(i)            All insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Obligations (as defined herein);

(j)             All advance payments, claims for refunds, deposits and other prepaid items as of the Closing Date;

(k)           All of Seller’s claims, including claims against third parties, relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or ascertained; and

(l)            The goodwill associated with the Purchased Assets and the Business.

1.2          Excluded Assets.  The Purchased Assets being purchased by Buyer hereunder shall include all of the assets of Seller with the exception of the particular assets set forth on Schedule 1.2, which assets shall be retained by Seller (collectively, the “Excluded Assets”).

1.3          Assumed Obligations.  Buyer hereby agrees to assume only those obligations at the Closing and effective as of the Effective Time, and agrees to pay, perform and discharge only those liabilities and obligations accruing due and relating to the period subsequent to the Effective Time under the Assigned Contracts and the accounts payable specifically identified on Schedule 1.3 (collectively, the “Assumed Obligations”).  The Assumed Obligations shall only include those obligations or liabilities arising out of any default under any Assumed Obligation that occurs subsequent to the Effective Time, and Buyer shall not be obligated to assume any Assumed Obligation which is in default prior to the Closing Date, or which default arises from the operations of Seller prior to the Effective Time, unless otherwise expressly provided for in this Agreement.

1.4          Liabilities Not Being Assumed.  Except for the Assumed Obligations, Seller agrees that Buyer shall not be obligated to assume or perform, and is not assuming or performing, any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted (the “Retained Liabilities”), and Seller shall remain responsible for all Retained Liabilities, which shall include, without limitation, any and all of the following obligations or liabilities of Seller:

(a)           Any compensation or benefits payable to present or past employees of Seller arising in connection with their employment by Seller, including without limitation, any liabilities arising under the Employment Standards Act (Ontario), any employee pension or profit sharing plan or other employee benefit plan and any of Seller’s obligations for vacation, holiday or sick pay, any obligations under any employment, consulting or non-competition agreement to which Seller is a party, whether written or oral, and any liabilities or obligations arising out of the termination by Seller of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated hereby;

(b)           All federal, provincial, local, foreign or other taxes (i) that have arisen prior to the Closing Date or may arise thereafter out of business or other operations conducted by Seller either prior to or after the Closing Date, or (ii) for which Seller is or, at any time hereafter, may become liable; provided, however, that the Retained Liabilities shall not include any taxes arising out of the conduct by Buyer, on or after the Closing Date, of the Business, or the ownership, on or after the Closing Date, of the Purchased Assets;

(c)           All Encumbrances except for the Permitted Encumbrances on any of the Purchased Assets and all obligations and liabilities secured thereby that are not Assumed Obligations;

(d)           All accounts or notes payable obligations for borrowed money, all purchase money obligations and any other indebtedness or payment obligations of Seller, other than those specifically identified on Schedule 1.3; and

(e)           Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against Seller, the Business or the Purchased Assets or which may be asserted or threatened hereafter against the Purchased Assets, the Business or Buyer that arise in any way from or in connection with Seller’s operation of the Business prior to the Closing Date.

ARTICLE II

CONSIDERATION FOR PURCHASED ASSETS

2.1          Purchase Price.  As consideration for (i) the sale to Buyer of the Purchased Assets, and (ii) the assumption of the Assumed Liabilities, Buyer shall pay Seller the “Closing Consideration” set forth in Section 2.2 below and the “EBITDA Earn-Out Consideration” set forth in Section 2.3 below (collectively, the “Purchase Price”).

2.2          Closing Consideration.  On the Closing Date, Buyer shall pay to Seller each of the following:

(a)           A cash payment of One Million Two Hundred Thousand Dollars ($1,200,000), which shall be adjusted in accordance with Section 2.7 and reduced by the amount used by Buyer to pay off the Secured Obligations (as defined below) as set forth in Section 8.8 (the “Cash Consideration”).  The Cash Consideration shall be sent by wire transfer of immediately available funds to an account designated by Seller.

(b)           A payment of such number of shares of Parent’s common stock (the “Common Stock”) equal to Three Hundred Thousand Dollars ($300,000) divided by the Average Per Share Price.  For purposes of this Section 2.2 only, the “Average Per Share Price” means the average of the closing prices per share of the Common Stock as reported on the Over-the-Counter Bulletin Board (“OTC”) during the fifteen (15) trading days preceding the Closing Date, provided, however, that in no event shall the Average Per Share Price be less than Fifteen Cents ($0.15) or more than Twenty Five Cents ($0.25).

2.3          EBITDA Earn-Out Consideration.  In addition to the payments to be made to Seller pursuant to Section 2.2 above, on the terms and subject to the conditions of this Section 2.3, Seller shall be entitled to receive certain additional payments (each an “EBITDA Earn-Out Payment” and collectively the “EBITDA Earn-Out Payments”) contingent upon the achievement of specified EBITDA (as hereinafter defined) targets as more fully described herein.

(a)           For the period from October 1, 2006 through December 31, 2006 (the “First Quarter”), Buyer shall pay to Seller $1,000,000;

(i)            minus the difference between: (A) $1,000,000; and (B) EBITDA earned by the combined operation of the Purchased Assets and Buyer’s operations in Canada (collectively the “Canadian Business”) during the First Quarter (“First Quarter EBITDA”); and

(ii)           minus: (A) if First Quarter EBITDA earned by the Canadian Business is less than $125,000, the full amount of the First Quarter EBITDA earned by the Canadian Business; (B) if First Quarter EBITDA earned by the Canadian Business is greater than $125,000 and less than $250,000, $1.00 for each dollar that First Quarter EBITDA earned by the Canadian Business is less than $250,000 (not to exceed $125,000); or (C) if First Quarter EBITDA earned by the Canadian Business is equal to or greater than $250,000 then by zero dollars.

(iii)          The consideration to be paid, if any, pursuant to this Section 2.3(a) shall be referred to as the “First Quarter EBITDA Consideration.”

(b)           For the period from October 1, 2006 through March 31, 2007 (the “Second Quarter”), Buyer shall pay to Seller $2,000,000;

(i)            minus the difference between: (A) $2,000,000; and (B) EBITDA earned by the Canadian Business during the Second Quarter (“Second Quarter EBITDA”);

(ii)           minus: (A) if Second Quarter EBITDA earned by the Canadian Business is less than $250,000, the full amount of the Second Quarter EBITDA earned by the Canadian Business; (B) if Second Quarter EBITDA earned by the Canadian Business is greater than $250,000 and less than $500,000, $1.00 for each dollar that Second Quarter EBITDA earned by the Canadian Business is less than $500,000 (not to exceed $250,000); or (C) if Second Quarter EBITDA earned by the Canadian Business is equal to or greater than $500,000 then by zero dollars; and

(iii)          minus the First Quarter EBITDA Consideration

(iv)          The consideration to be paid, if any, pursuant to this Section 2.3(b) shall be referred to as the “Second Quarter EBITDA Consideration.

(c)           For the period from October 1, 2006 through June 30, 2007 (the “Third Quarter”), Buyer shall pay to Seller $3,000,000;

(i)            minus the difference between: (A) $3,000,000; and (B) EBITDA earned by the Canadian Business during the Third Quarter (“Third Quarter EBITDA”);

(ii)           minus: (A) if Third Quarter EBITDA earned by the Canadian Business is less than $375,000, the full amount of the Third Quarter EBITDA earned by the Canadian Business; (B) if Third Quarter EBITDA earned by the Canadian Business is greater than $375,000 and less than $750,000, $1.00 for each dollar that Third Quarter EBITDA earned by the Canadian Business is less than $750,000 (not to exceed $375,000); or (C) if Third Quarter EBITDA earned by the Canadian Business is equal to or greater than $750,000 then by zero dollars; and

(iii)          minus the aggregate of the First Quarter EBITDA Consideration and the Second Quarter EBITDA Consideration.

(iv)          The consideration to be paid, if any, pursuant to this Section 2.3(c) shall be referred to as the “Third Quarter EBITDA Consideration.”

(d)           For the period from October 1, 2006 through September 30, 2007 (the “Fourth Quarter”), Buyer shall pay to Seller $4,000,000;

(i)            minus the difference between: (A) $4,000,000; and (B) EBITDA earned by the Canadian Business during the Fourth Quarter (“Fourth Quarter EBITDA”); and

(ii)           minus: (A) if Fourth Quarter EBITDA earned by the Canadian Business is less than $500,000, the full amount of the Fourth Quarter EBITDA earned by the Canadian Business; (B) if Fourth Quarter EBITDA earned by the Canadian Business is greater than $500,000 and less than $1,000,000, $1.00 for each dollar that Fourth Quarter EBITDA earned by the Canadian Business is less than $1,000,000 (not to exceed $500,000); or (C) if Fourth Quarter EBITDA earned by the Canadian Business is equal to or greater than $1,000,000 then by zero dollars.

(iii)          minus the aggregate of the First Quarter EBITDA Consideration, the Second Quarter EBITDA Consideration and the Third Quarter EBITDA Consideration

(iv)          The consideration to be paid, if any, pursuant to this Section 2.3(d) shall be referred to as the “Fourth Quarter EBITDA Consideration.”

(v)           In the event that the Fourth Quarter EBITDA Consideration is a positive number, the Seller shall receive such amount in accordance with Section 2.5 below.  In the event that the Fourth Quarter EBITDA Consideration is a negative number, the Seller shall be obligated to repay to Buyer the absolute value of such amount (the “Repayment Obligation”) within ten (10) days of the date on which the Final EBITDA Determination (as defined below) is made with respect to the Fourth Quarter EBITDA Consideration.  Seller may elect to satisfy the Repayment Obligation by delivery of cash to Seller or delivery of Earn-Out Shares, as defined below, pursuant to Section 2.5(c).  In no event shall the amount of the Repayment Obligation exceed the value of the Earn-Out Shares issued to the Seller in the First Quarter, Second Quarter and Third Quarter and once the Earn-Out Shares from such periods have been extinguished in order to satisfy all or part of the Repayment Obligation, the Buyer and Parent acknowledge and agree that they shall have no further recourse to the Repayment Obligation from the Seller and the Principal Owners.

(e)           For the period from October 1, 2007 through September 30, 2008 (the “Second Year”), Buyer shall pay to Seller $5,000,000;

(i)            minus the difference between: (A) $5,000,000; and (B) EBITDA earned by the Canadian Business during the Second Year (“Second Year EBITDA”); and

(ii)           minus: (A) if Second Year EBITDA earned by the Canadian Business is less than $750,000, the full amount of the Second Year EBITDA earned by the Canadian Business; (B) if Second Year EBITDA earned by the Canadian Business is greater than $750,000 and less than $1,250,000, $1.00 for each dollar that Second Year EBITDA earned by the Canadian Business is less than $1,250,000 (not to exceed $500,000); or (C) if Second Year EBITDA earned by the Canadian Business is equal to or greater than $1,250,000 then by zero dollars.

(iii)          The consideration to be paid, if any, pursuant to this Section 2.3(e) shall be referred to as the “Second Year EBITDA Consideration.”

(f)            For the period from October 1, 2008 through September 30, 2009 (the “Third Year”), Buyer shall pay to Seller $10,000,000;

(i)            minus the difference between: (A) $10,000,000; and (B) EBITDA earned by the Canadian Business during the Third Year (“Third Year EBITDA”); and

(ii)           minus: (A) if Third Year EBITDA earned by the Canadian Business is less than $1,125,000, the full amount of the Third Year EBITDA earned by the Canadian Business; (B) if Third Year EBITDA earned by the Canadian Business is greater than $1,125,000 and less than $1,650,000, $1.00 for each dollar that Third Year EBITDA earned by the Canadian Business is less than $1,650,000 (not to exceed $525,000); or (C) if Third Year EBITDA earned by the Canadian Business is equal to or greater than $1,650,000 then by zero dollars.

(iii)          The consideration to be paid, if any, pursuant to this Section 2.3(f) shall be referred to as the “Third Year EBITDA Consideration.”

(g)           For illustration purposes only, attached hereto as Schedule 2.3 is an example calculation of the EBITDA Earn-Out Payments based upon a hypothetical situation.  The attached Schedule 2.3 is intended to further evidence the intent of the parties with respect to the methodology used to calculate the EBITDA Earn-Out Payments.

2.4          Determination of EBITDA.  Within forty five (45) days after the end of any of the EBITDA Earn-Out Payment periods set forth in Section 2.3 (a) through (f) above (each an “EBITDA Earn-Out Period” and collectively the “EBITDA Earn-Out Periods”), Buyer and its auditors shall conduct a review of Buyer’s financial statements as of the end of the then-relevant Earn-Out Period and shall prepare and deliver to Seller (or Seller’s appointed representative, as the case may be) a computation of EBITDA earned by the Canadian Business for such Earn-Out Period (the “EBITDA Earn-Out Notice”).  EBITDA shall be determined in accordance with GAAP as determined by Buyer and its auditors in their sole discretion.  If Seller disagrees with the computation of EBITDA earned by the Canadian Business with respect to any EBITDA Earn-Out Period, Seller may, within ten (10) days after receipt of the EBITDA Earn-Out Notice, deliver a notice (an “EBITDA Earn-Out Objection Notice”) to Buyer setting forth Seller’s calculation of EBITDA earned by the Canadian Business for such Earn-Out Period.  If Seller does not deliver an Earn-Out Objection Notice within such ten (10) day period, then EBITDA for the Earn-Out Period shall be deemed finally determined to be as set forth in the EBITDA Earn-Out Notice.  Buyer and Seller (each a “Party” and collectively the “Parties” for purposes of this Section 2.4 only) agree to use reasonable best efforts to resolve any disagreements as to the computation of EBITDA for any particular Earn-Out Period, but if they do not obtain a final resolution within thirty (30) days after Buyer has received the Earn-Out Objection Notice, the Parties shall jointly retain an independent accounting firm of recognized national standing to resolve any remaining disagreements (the “Firm”).  The Parties shall direct the Firm to render a determination within thirty (30) days after its retention and the Parties agree to cooperate with the Firm during its engagement.  The Firm will consider only those items and amounts in the calculation of EBITDA earned by the Canadian Business set forth in the EBITDA Earn-Out Objection Notice which the Parties are unable to resolve.  The Parties shall each make written submissions to the Firm promptly (and, in any event, within thirty (30) days after the Firm’s engagement), which submissions shall contain such Party’s computation of EBITDA earned by the Canadian Business for the Earn-Out Period and information, arguments, and support for its position.  The Firm shall review such submissions and base its determination solely on them.  In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Firm’s determination will be based on the definition of EBITDA included herein.  The determination of EBITDA earned by the Canadian Business for a particular period made by the Firm shall be binding and conclusive on the parties hereto for all purposes under this Agreement (the “Final EBITDA Determination”).  All fees of the Firm shall be paid by the party that proposed the EBITDA earned by the Canadian Business furthest from the Final EBITDA Determination.  If the Final EBITDA Determination is exactly half way between the figure for EBITDA earned by the Canadian Business proposed by each of Buyer and Seller, then Buyer and Seller shall pay equal amounts of the Firm’s fees.

2.5          Payment of EBITDA Earn-Out Payments.  The payment by Buyer of any of the EBITDA Earn-Out Payments set forth in Section 2.3 may be made in cash or Common Stock, so long as the cash portion shall not be less than fifty percent (50%) of any such payment.

(a)           To the extent that Buyer is obligated to make an EBITDA Earn-Out Payment in cash, as determined in accordance with Section 2.5 above, Buyer shall remit such cash payment to Seller (or Seller’s appointed representative as the case may be) within fifteen (15) days of the date on which the EBITDA Earn-Out Notice is first delivered to the Seller (or Seller’s appointed representative as the case may be).

(b)           To the extent Buyer determines to pay a portion of any EBITDA Earn-Out Payments in Common Stock, the number of shares of Common Stock payable to Seller shall be equal to the quotient obtained by dividing (i) the amount of the applicable EBITDA Earn-Out Payment less that portion of the EBITDA Earn-Out Payment to be paid in cash, by (ii) the applicable Average Per Share Price.  For purposes of this Section 2.5 only, the “Average Per Share Price” means the average of the closing prices per share of the Common Stock as reported on the OTC during the ten (10) trading days preceding the final date of the applicable EBITDA Earn-Out Period, provided, however, that the applicable Average Per Share Price shall be subject to the following limitations:

(i)            For each of the First Quarter EBITDA Consideration, Second Quarter EBITDA Consideration, Third Quarter EBITDA Consideration and Fourth Quarter EBITDA Consideration, the Average Per Share Price shall be not less than Twenty Cents ($0.20) per share;

(ii)           For the Second Year EBITDA Consideration, the Average Per Share Price shall be not less than Twenty Five Cents ($0.25) per share; and

(iii)          For the Third Year EBITDA Consideration, the Average Per Share Price shall be not less than Thirty Cents ($0.30) per share.

(c)           Upon final determination of the number of shares of Common Stock payable pursuant to Section 2.5(b) above at the conclusion of any EBITDA Earn-Out Period, Buyer shall issue certificates representing the applicable number of shares of Common Stock (the “Earn-Out Shares”) to Seller within ten (10) days of the date on which the EBITDA Earn-Out Notice is first delivered to the Seller (or Seller’s appointed representative as the case may be), provided that Seller delivers to Buyer an executed investor representation letter in a form reasonably acceptable to Buyer.  Immediately upon receipt of the Earn-Out Shares with respect to the First Quarter EBITDA Consideration, the Second Quarter EBITDA Consideration and the Third Quarter EBITDA

Consideration, Seller shall immediately deposit the certificates representing such Earn-Out Shares, together with a stock power or other instrument of transfer endorsed in blank, with Buyer, to be held in escrow by Buyer.  In the event there is a Repayment Obligation by Seller to Buyer pursuant to Section 2.3(d)(v), Seller may elect to satisfy such Repayment Obligation by delivery to Buyer of such number of Earn-Out Shares having a value equal to the amount of the Repayment Obligation.  For purposes of this Section 2.5(c), the value per share of the Buyer’s Common Stock shall be the weighted average value per share of all of the Earn-Out Shares held in escrow by Buyer, using the Average Per Share Price used to calculate the number of Earn-Out Shares issued to Seller.  In the event Seller does not repay the Repayment Obligation within ten (10) days of the Final EBITDA Determination with respect to the Fourth Quarter EBITDA Consideration, Seller shall be deemed to have elected to pay the Repayment Obligation by the transfer of Earn-Out Shares.  Any Earn-Out Shares not transferred back to Buyer pursuant to this Section 2.5 shall be promptly delivered to Seller.

(d)           If a Final EBITDA Determination reveals that the respective EBITDA Earn-Out Payment was less than the Final EBITDA Determination amount, then such respective EBITDA Earn-Out Payment shall be increased by an amount obtained by subtracting the EBITDA Earn-Out Payment from the respective Final EBITDA Determination amount (the “Deficiency”).  Deficiencies shall be payable by Buyer to Seller in immediately available funds, within ten (10) days of the date on which the Firm has delivered its determination for such matter.

(e)           If a Final EBITDA Determination reveals that the respective EBITDA Earn-Out Payment was greater than the Final EBITDA Determination amount, then such respective EBITDA Earn-Out Payment shall be decreased by an amount obtained by subtracting the Final EBITDA Determination amount from the respective EBITDA Earn-Out Payment (the “Over Payment”).  Over Payments shall be payable by Seller to Buyer in immediately available funds, within ten (10) days of the date on which the Firm has delivered its determination for such matter or Buyer may set off the aggregate of such amount against a future EBITDA Earn-Out Payment.

2.6          Issuance of Restricted Shares.  To the extent any shares of Common Stock are issued to pay some of the Closing Consideration or a portion of any EBITDA Earn-Out Payment as set forth in Section 2.5 above, such shares shall be issued pursuant to a private placement transaction and shall not have been, and, except as set forth in Section 6.6 below, are not being, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and are, therefore, subject to certain restrictions on transferability.  All shares of Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable.

2.7          Adjustment to Cash Consideration.  The Cash Consideration shall be adjusted to reflect the amount of net working capital on Seller’s Balance Sheet (as hereinafter defined) on the Closing Date (the “Net Working Capital”).  For purposes of this Agreement, “Net Working Capital” means current assets less current liabilities as such terms shall be determined in accordance with United States generally accepted accounting principles (“GAAP”), provided, however, that, whether or not required by GAAP, current liabilities shall include, without limitation, expenses of Seller relating to the transaction contemplated by this Agreement and expenses relating to severance payments.

(a)           Seller agrees to deliver an estimate of the Net Working Capital on the Closing Date (the “Estimated Net Working Capital”).  If the Estimated Net Working Capital is less than Two Hundred Fifty Thousand Dollars ($250,000) (the “Target Net Working Capital”), Buyer will decrease the Cash Consideration by the amount which is obtained by subtracting the Estimated Net Working Capital from the Target Net Working Capital.  If the Estimated Net Working Capital is greater than the Target Net Working Capital, Buyer will increase the Cash Consideration by the amount which is obtained from subtracting the Target Net Working Capital from the Estimated Net Working Capital.

(b)           Within thirty (30) days following the Closing Date, Buyer will provide Seller with its final calculation of the Net Working Capital (“Buyer’s Net Working Capital Calculation”).  Seller shall have thirty (30) days to review Buyer’s Net Working Capital Calculation, which shall be final and binding upon Seller unless Seller disputes the same in writing within such thirty (30) day period.  Seller may dispute Buyer’s Net Working Capital Calculation by specifying in reasonable detail the nature of the disagreement, the basis for such disagreement and Seller’s calculation of the Net Working Capital.  In the event Seller so notifies Buyer in writing within such thirty (30) day period of any such dispute, Buyer and Seller shall attempt to resolve all such disputes in writing, and the Net Working Capital shall be adjusted to reflect any such resolution.  If Buyer and Seller are unable to resolve all such disputes within fifteen (15) days after such notification, then the matters still in dispute shall be submitted to an accounting firm mutually acceptable to Buyer and Seller.  If Buyer and Seller are unable to agree on the choice of an accounting firm, then the accounting firm will be an accounting firm independent with respect to both Buyer and Seller selected by Seller and Buyer from a list of such firms compiled by Seller and the auditors of Buyer (the “Arbitrating Accountants”).  Buyer and Seller shall be afforded the opportunity to present to the Arbitrating Accountants (with copies to be provided to the other party) any material related to the unresolved disputes and to discuss the issues with the Arbitrating Accountants.  The Arbitrating Accountants shall determine the amount of each of the items being disputed and notify the parties of the Arbitrating Accountants’ determinations in writing within thirty (30) days after the submission of the unresolved disputes to the Arbitrating Accountants.  The Arbitrating Accountants shall resolve all remaining points of disagreement with respect to the calculation of the Net Working Capital, which resolution shall be final and binding upon Buyer and Seller with no right of appeal.  In making such final resolution, the Arbitrating Accountants may only consider those matters identified by Buyer and Seller to be in dispute and may only determine the Net Working Capital to be an amount equal to the amount proposed by Buyer, the amount proposed by Seller or some amount within the range of the amounts proposed by Buyer and Seller.  In resolving any disputed item, the Arbitrating Accountants may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The final determination of Net Working Capital as calculated pursuant to this Section 2.7(b) shall be referred to herein as the “Final Net Working Capital”.  All fees of the Arbitrating Accountants shall be paid by the party that proposed the Net Working Capital furthest from the Final Net Working Capital determined by the Arbitrating Accountants.  If the Final Net Working Capital determined by the Arbitrating Accountants is exactly half way between the Final Net Working Capital proposed by each of Buyer and Seller, then Buyer and Seller shall pay equal amounts of the Arbitrating Accountants’ fees.

(c)           If the Final Net Working Capital as determined in accordance with Section 2.7(b) above is different from the Estimated Net Working Capital as determined in Section 2.7(a) above then such discrepancy shall be resolved as set forth herein.  To the extent the Final Net Working Capital is less than the Estimated Net Working Capital, Seller agrees to pay Buyer, in immediately available funds, within ten (10) days of the date on which the Final Net Working Capital is determined, the amount obtained by subtracting the Final Net Working Capital from the Estimated Net Working Capital (the “Working Capital Adjustment”).  If Seller fails to pay the Working Capital Adjustment within the required time period, Buyer shall, along with other remedies that may be available to Buyer, be entitled to deduct such amount in the aggregate from an EBITDA Earn-Out Payment.  To the extent the Final Net Working Capital is greater than the Estimated Net Working Capital, Buyer agrees to pay Seller, in immediately available funds, within ten (10) days of the date on which the Final Net Working Capital is determined, the amount obtained by subtracting the Estimated Net Working Capital from the Final Net Working Capital.

2.8          Allocation of Purchase Price.

(a)           The parties agree to allocate the Purchase Price among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2.8.  The Seller and the Buyer acknowledge that such allocation represents the fair market value of the Purchased Assets arrived at by arms’ length negotiations and shall be binding upon the parties for all applicable Taxes. The Seller and the Buyer each covenant to report proceeds of acquisition or cost of acquisition, as the case may be, in a manner consistent with Schedule 2.8 on all Tax returns filed by each of them subsequent to Closing and not to voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns, without the prior written consent of the other party, which consent shall not be arbitrarily or unreasonably withheld.

(b)           The Buyer and the Seller will, at the Closing Date, jointly execute elections, in prescribed form and containing the prescribed information to have the provisions of subsection 167(1) of the Excise Tax Act apply to the purchase and sale of the Purchased Assets hereunder in order to minimize the tax payable in respect of such purchase and sale under Part IX of the Excise Tax Act.  The Buyer will file such elections with CRA within the times prescribed by the applicable legislation.

2.9          Transfer Taxes, Etc.

(a)           Subject to subsection 2.9(b), the Buyer shall pay to the Seller or, where permitted by applicable law, directly to the appropriate governmental authority, all commodity and transfer taxes, registration charges and transfer fees, including GST and ORST payable by it in respect of the purchase and sale of the Purchased Assets under this Agreement.

(b)           Without limiting the applicability of Section 1.1 hereof, each of the Seller and the Buyer shall use reasonable commercial efforts to minimize the amounts referred to in Section 2.9(a), including executing and delivering exemption certificates and similar documents to the extent applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRINCIPAL OWNERS

Subject to the disclosures and exceptions set forth in the disclosure schedules attached hereto (the “Seller’s Disclosure Schedules”), Seller and the Principal Owners hereby jointly and severally make the representations and warranties set forth hereinafter in this Article III to Buyer:

3.1          Authority and Binding Effect.  Seller has the full corporate power and authority to execute and deliver this Agreement and the Bill of Sale (as hereinafter defined).  This Agreement, and the Bill of Sale, and the consummation by Seller of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Seller, including shareholder approval which approval is a condition to Closing, and such agreements have been duly executed and delivered by Seller.  This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to shareholder approval, and upon execution and delivery, the Bill of Sale will be a valid and binding agreement of Seller and shall be enforceable against it in accordance with its terms, except as enforceability of the obligations of Seller under this Agreement and the Bill of Sale may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).  Except as set forth on Schedule 3.1, and except for approval of the shareholders of Seller and consents necessary for assignment of Assigned Contracts, it is not necessary for Seller to take any action or to obtain any approval, consent or release by or from any third person, government or other, to enable Seller to enter into or perform its obligations under this Agreement and the Bill of Sale.

3.2          Organization and Standing.  Seller is a corporation duly formed, validly existing and in good standing under the laws of Ontario and Seller is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a Material Adverse Effect on Seller.  Seller has the requisite corporate power and authority to conduct its business as now conducted and to own or lease the Purchased Assets, and to use such Purchased Assets in the conduct of its Business.  True and complete copies of the constating documents of Seller have been delivered to Buyer.  Seller is not in violation of its constating documents.  Seller has no subsidiaries.

3.3          Financial Statements.  Seller has delivered to Buyer unaudited notice to reader financial statements of Seller consisting of balance sheets as of the end of, and the related statements of income and cash flows for, each of the years in the three-year period ended December 31, 2005, and an unaudited balance sheet and related statements of income and cash flows for the period beginning January 1, 2006 and ending September 30, 2006 (collectively, the “Financial Statements”).  True and correct copies of the Financial Statements are attached hereto as Schedule 3.3. The Financial Statements were prepared in accordance with GAAP, consistently applied, and fairly present, on an accrual basis, the financial condition of Seller and the results of its operations as at the relevant dates thereof and for the respective periods covered thereby.  Seller has no debts, obligations or liabilities, fixed or contingent, of a nature that would be required, in accordance with GAAP, to be shown on a balance sheet and that are not shown on the balance sheet as of the nine (9) month period ended September 30, 2006 (the “Balance Sheet”), other than liabilities incurred after September 30, 2006 in the ordinary course of Seller’s Business and consistent with past practices.

3.4          Absence of Certain Changes.  Except as set forth on Schedule 3.4, since September 30, 2006, there has not been:

(a)           any sale, transfer, or other disposition of, or the incurrence or imposition of, any Encumbrance of any kind on or affecting, any of the Purchased Assets;

(b)           any damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets;

(c)           the entry or violation of any judgment, order, writ or decree that has had or could reasonably be expected to have a Material Adverse Effect on Seller;

(d)           any material default or breach or any amendment, termination or revocation or, to the Knowledge of Seller, any written threatened termination or revocation of, any of the Assigned Contracts;

(e)           any actual or threatened amendment, termination or revocation of any license, permit or franchise required for the continued operation of the Business; or

(f)            the occurrence of any other event or circumstance which has or could reasonably be expected to have a Material Adverse Effect on Seller.

3.5          Title to and Condition of Purchased Assets.

(a)           Fixed Assets.  The Fixed Assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Business and comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

(b)           Title to and Adequacy of Purchased Assets.  Except as disclosed on Schedule 3.5 hereto, Seller has, and on the Closing Date will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances of any nature whatsoever other than restrictions on transfer of Assigned Contracts.  Except as set forth on Schedule 3.5, all of the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement, all of the Purchased Assets without interference from and free of the rights and claims of others.  The Purchased Assets constitute all of the assets, properties, rights, privileges and interest which Seller either owns or controls, or uses or holds for use exclusively in connection with the Business and which are necessary for Buyer to own and operate the Business as currently conducted and as proposed to be conducted.

3.6          Intellectual Property.

(a)           Set forth on Schedule 1.1(h) is a complete list of all Intellectual Property Rights, owned, licensed or used (except as otherwise set out therein) by the Seller in connection with the Business that will be transferred to Buyer (the “Business Intellectual Property Rights”).  Except as set out in Schedule 1.1(h), all of the Business Intellectual Property Rights are either owned or used under license by Seller, as indicated on Schedule 1.1(h).  Use by Seller of the Business Intellectual Property Rights owned by Seller, and, to the Knowledge of Seller and the Principal Owner, use by Seller of the Business Intellectual Property Rights licensed by Seller, do not infringe upon or misappropriate the Intellectual Property Rights of any third party and no third party has provided Seller with notice of any such possible violation.  Seller is not aware of any valid basis for any claim of the type specified in this Section 3.6(a).  To the Knowledge of Seller and the Principal Owner, no third party is violating, infringing, or misappropriating any Business Intellectual Property Right.

(b)           Seller has not granted any licenses to third parties with respect to the Business Intellectual Property Rights. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not in any way impair the right of Buyer to use any Business Intellectual Property Rights or portion thereof.

(c)           Each current and former employee, independent contractor and consultant of the Seller who has participated in any material respect in the development of any Business Intellectual Property Rights has properly assigned such individual’s rights in such Business Intellectual Property Rights to Seller.  No Seller stockholder, employee or contractor, nor any of their respective affiliates, has any right, title or interest in or to any Business Intellectual Property Right.

(d)           To the Knowledge of Seller and the Principal Owner, no employee of Seller is in violation of any term of any employment contract, invention disclosure agreement or any other contract or agreement relating to Seller’s Business.

(e)           Except as set forth in Schedule 1.1(h), none of the Seller’s proprietary software or, to the Knowledge of Seller or the Principal Owner, any software licensed to the Seller to which the Seller has made modifications contains, is based on or derived from, was developed using or with reference to or is distributed or linked (statically or dynamically) with any open source software licensed or distributed pursuant to any public license.

(f)            The Business Intellectual Property Rights constitute all of the intellectual property rights necessary for the conduct of the Business as presently conducted by Seller.

3.7          The Assigned Contracts and Other Agreements.  Accurate and complete copies of all of the Assigned Contracts have been furnished by Seller to Buyer.  Each of the Assigned Contracts is a valid and binding obligation of Seller and, to Seller’s Knowledge, the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity relating to the availability of equitable remedies.  There have not been any defaults by Seller or, to the Knowledge of Seller, defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect to any of the Assigned Contracts which, individually or in the aggregate, would have a Material Adverse Effect on Seller, and to the Knowledge of Seller there are no facts or conditions that have occurred or that are anticipated to occur which, with the passage of time or the giving of notice, or both, would constitute a default by Seller, or to the Knowledge of Seller, by the other party or parties, under any of the Assigned Contracts or would cause a creation or imposition of any Encumbrance upon any of the Purchased Assets or otherwise would have a Material Adverse Effect on Seller.  None of the Assigned Contracts contains any provisions which, after the date hereof, would hinder or prevent Buyer from continuing to use any of the assets or property, tangible or intangible, that are the subject of the Assigned Contract in the manner in which they are currently used.

3.8          Conflicts.  Subject to obtaining all necessary consents to assignments of Assigned Contracts, neither the execution and delivery of, nor the consummation of, the transactions contemplated by this Agreement or the Bill of Sale will or could result in:  (a) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the constating documents of Seller, or of any Assigned Contract; (b) the creation or imposition of any Encumbrance other than the Permitted Encumbrances on any of the Purchased Assets; (c) the violation or breach of any writ, injunction or decree that would become or is now applicable to or binding on any of the Purchased Assets; (d) a loss or adverse modification of any license, franchise, permit or other authorization or right (contractual or other) to operate Seller’s Business or to own any of the Purchased Assets, granted to or otherwise held by Seller or used in its Business, which would have a Material Adverse Effect on Seller; (e) the right to cease or terminate any other business relationship or arrangement between Seller and any third party that would have a Material Adverse Effect on Seller; (f) the right to terminate any Assigned Contract, or the acceleration of the maturity of any indebtedness or other obligation of Seller which would have a Material Adverse Effect on Seller, or (g) any other consequence that would have a Material Adverse Effect on Seller.

3.9          Customers.  Schedule 3.9 attached hereto contains correct and current lists of Seller’s ten (10) largest customers, in terms of the revenues generated from the conduct of Seller’s Business, in the twenty (20) month period ended August 31, 2006, showing the approximate aggregate dollar amount of revenues from each such customer during such period.  Seller has no written information and no Knowledge that any of the customers listed on Schedule 3.9 intends to cease doing business, or not renew contracts, with Seller, or Buyer after the Closing Date, or alter materially the amount of the business that any of them is presently doing with Seller, or will require, as a condition to the continuation of its business relationship with Seller, or Buyer after the Closing Date, a change in the prices at or any other material terms under which any of such customers has been doing business with Seller.

3.10        Warranties and Liabilities.  Schedule 3.10 attached hereto sets forth the product return policies (the “Return Policies”) of, and all Warranties (as hereinafter defined) given or made by, Seller relating to its Business.  “Warranties” shall mean all service, repair, replacement and other obligations based upon, or arising out of, express and implied warranties made or deemed made in connection with Seller’s Business.  Since August 31, 2006, Seller has not extended or granted any return rights or given or made any Warranties with respect to its Business, except for those set forth on Schedule 3.10.  Since August 31, 2006, none of Seller’s customers has claimed to Seller that Seller’s products or services are defective.  Seller does not know of any products or services which have been delivered by Seller since August 31, 2006, in a condition that such products or services might reasonably be expected to be returned by the customers of the Business, and Seller has not received written notice of any intention on the part of any such customer to return any of Seller’s products.  Except as otherwise set forth on Schedule 3.10, Seller does not have any Knowledge of any present or future claim against Seller, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Return Policies or Warranties of the Business which would have, individually or in the aggregate, a Material Adverse Effect on Seller, and adequate reserves have been set aside in Seller’s financial statements for claims relating to Warranties and product returns.

3.11        Insurance.  Seller has delivered to Buyer true and correct copies of all insurance policies, including those relating to coverage for fire, general liability, worker’s compensation, errors and omissions, malpractice and other forms of insurance maintained by or on behalf of Seller in connection with its Business as protection for the Purchased Assets (the “Insurance Policies”).  All of such policies are now in full force and effect.  A brief description of each of the Insurance Policies is set forth on Schedule 3.11 attached hereto.  Seller has not received any notice of cancellation or material amendment of any such policies.  No coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely manner.

3.12        Compliance with Law/Permits.

(a)           Except as set forth on Schedule 3.12(a), insofar as the Business is concerned, Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental or regulatory agency or authority, the violation of, or noncompliance with, which could have a Material Adverse Effect on Seller.  Except as set forth on Schedule 3.12(a), no (i) charges of violations of laws or regulations relating to its Business have been made or, to Seller’s Knowledge, threatened, (ii) proceedings or investigations relating to its Business are pending or, to Seller’s Knowledge, have been threatened, and (iii) citations or notices of deficiency have been issued or, to Seller’s Knowledge, have been threatened, against Seller relating to or arising out of its Business by any governmental or regulatory authorities, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller; and, to Seller’s Knowledge, there are no facts or circumstances upon which any such charges, proceedings, investigations, or citations or deficiency notices, reasonably may be instituted, issued or brought hereafter.

(b)           Schedule 3.12(b) contains a true, correct and complete list of all governmental or regulatory licenses, permits, authorizations, franchises, certificates or rights (contractual or other) to operate Seller’s Business, that are held by Seller (collectively, “Licenses and Permits”).  To the Knowledge of Seller, each of such Licenses and Permits are in full force and effect as of the date hereof.  There is no other license, permit, authorization, franchise, certificate or right to operate the absence of which has had a Material Adverse Effect on Seller.  Seller is in compliance with the conditions and requirements imposed by or in connection with such Licenses and Permits.  Seller has not received any notice, nor does Seller have any Knowledge, that any governmental authority intends to cancel, terminate or modify any of such Licenses or Permits.

3.13        Taxes and Tax Returns.  For purposes of this Agreement (a) the term “Tax” or “Taxes” means any federal, provincial, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; and (b) the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement (including, without limitation, information returns or reports related to back-up withholding and any payments to third parties) relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.  All Tax Returns required to be filed with any taxing authority with respect to any taxable period ending on or before the date of this Agreement, or the Closing Date, as applicable, by or on behalf of Seller, have been or will be filed when due.  All such Tax Returns are or will be true, complete and correct in all material respects.  All Taxes due and payable by Seller have been paid or accrued in the Balance Sheet, except for unpaid accruable Taxes incurred by Seller in the ordinary course of its business since the date of the Balance Sheet.  Buyer shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Purchased Assets, or any assets of Buyer, shall be subjected to any Encumbrance, by reason of any Taxes arising out of (x) Seller’s Business as conducted by Seller prior to the consummation of the sale hereunder of the Purchased Assets to Buyer, or (y) any other operations or activities of Seller whether conducted prior to the date hereof or hereafter.  Seller further represents and warrants that it is relying solely on its own accountants and advisors for advice as to the tax consequences to it of the transactions contemplated hereby.

3.14        Litigation and Proceedings.  Except as set forth on Schedule 3.14, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought against, by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Seller’s Knowledge, threatened,  which (i) could reasonably be expected to affect adversely Seller’s ability to perform its obligations under this Agreement or the Bill of Sale or complete any of the transactions contemplated hereby or thereby, or (ii)  which may become a claim, or liability against Buyer or the Purchased Assets.  To Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any actions of the type set forth in this Section 3.14.  Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of the Purchased Assets or its Business that affects, involves or relates to the Purchased Assets.

3.15        Environmental and Safety Matters.  Seller has complied with, and the operation of its Business and the use and ownership of the Purchased Assets, are in compliance with all federal, provincial, state, regional, local or other governmental statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on site or off site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to its business or the Purchased Assets (collectively the “Environmental Laws”); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received or threatened against Seller in connection with its Business, and to the Knowledge of Seller, there is no factual basis for the giving of any such notice.  Seller has not received any notice or claim to the effect that Seller or its Business is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of its Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to such a claim.  None of the operations of Seller’s Business or Seller and none of the Purchased Assets is the subject of any federal, state, provincial or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any real properties leased, used or operated by Seller in connection with its Business or any other operations or activities of Seller.

3.16        Employee Benefit Plans.

(a)           The Seller has provided Buyer with complete and accurate (i) copies of all employee benefit plans that have been reduced to writing and (ii) all existing written summaries of any employee benefit plans, whether or not reduced to writing (“Benefit Plan”).  All Benefit Plans are, and in administering such plans the Seller is, in compliance in all material respects with all applicable laws.  Except as set forth in Schedule 3.16, the occurrence of the transactions contemplated by this Agreement will not result in the vesting or acceleration of any benefits under such Benefit Plans or any payment obligations, including severance, under any such Benefit Plans.

(b)           All costs of administering and contributions required to be made by Seller to each Benefit Plan under the terms of that Benefit Plan, and all applicable laws have in all material respects been timely made.  All amounts properly accrued to date as liabilities of Seller under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the appropriate books, to the extent required by law or GAAP.

(c)           Each Benefit Plan has been maintained and operated in accordance with, and complies currently with, in all material respects, all applicable laws.  Each Benefit Plan has been operated in all material respects in accordance with its terms.

(d)           Seller does not maintain any plan that provides (or will provide) medical or death benefits to one or more, current or future former employees (including retirees) beyond their retirement or other termination of service.

(e)           There are no proceedings or lawsuits, pending or, to Seller’s Knowledge, threatened, and, to Seller’s Knowledge, there are no investigations currently in progress relating to any Benefit Plan, by any administrative agency, whether local, provincial or federal or by any fiduciary, participant or beneficiary of such plan.

3.17        Collective Bargaining Arrangements.  Seller is not a party to or bound by any employee collective bargaining agreement, a party to or affected by or, to Seller’s Knowledge, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller.

3.18        Accounts Receivable; Unearned Income.

(a)           The accounts receivable reflected on the Balance Sheet are owned free and clear by Seller and are based on Seller’s reasonable judgment and its normal credit review procedures, business practices and GAAP, and are fully collectible in accordance with their terms in an amount not less than their aggregate book value, except for any amounts that become uncollectible after the Closing Date due to actions taken by Buyer which could reasonably be expected to have a material adverse effect on the collectibility of the accounts receivable.  “Aggregate book value”, for this purpose, shall mean the aggregate recorded amounts of such accounts receivable, less the aggregate recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied.  All accounts receivable for customer collections and billings prior to the Closing Date have been properly recorded on Seller’s books and records on a timely basis and in the month in which Seller’s efforts and activities generating such income were expended.

(b)           The unearned income reflected on the Balance Sheet is based on Seller’s reasonable judgment, business practices, as established in accordance with GAAP consistently applied.  All unearned income relating to contracts executed prior to the Closing Date have been properly recorded on Seller’s books and records on a timely basis and in the month in which Seller’s received the cash payment.

3.19        Employees, Directors and Officers.  Schedule 3.19 comprises a complete and correct list of all of Seller’s present employees who devote a significant portion of their time to the Business (“Employees”), including the direct compensation (including wages, salaries and actual or anticipated bonuses) to be paid in the current fiscal year to such persons.  No unpaid salary, other than for the immediately preceding pay period and other than pursuant to the existing deferred compensation plans of Seller, is now payable to any of such Employees.  Seller (i) is in compliance in all material respects with all applicable foreign, federal, provincial and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees, (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

3.20        Operational Restrictions.  Seller’s Business is not subject to (a) any restrictions under any applicable laws or regulations or (b) any constating document or other corporate or contractual restriction or (c) any judgment, order, writ, injunction, decree or order, which has had or could reasonably be expected to have a Material Adverse Effect on Seller.

3.21        Inventory.  The inventories of the Seller are in good and marketable condition and are saleable in the ordinary course of business, other than what is reserved for obsolescence on the Financial Statements.  Since the date of the Balance Sheet, Seller has maintained inventory at levels consistent with Seller’s past practices in the ordinary course of business.

3.22        No Broker.  Seller has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement.  Seller shall pay, and shall indemnify, hold harmless and defend Buyer from and against, all commissions, finder’s and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Seller.

3.23        Affiliate Transactions.  Other than transactions which do not impair the Seller’s ability to transfer good, complete and marketable title to the Purchased Assets to the Buyer, and except as set forth on Schedule 3.23, there are no loans, leases or other agreements or transaction between Seller and any present director, officer, shareholder or employee of Seller, or to Seller’s Knowledge, any member of such director’s, officer’s, stockholder’s or employee’s immediate family, other than compensation arrangements entered into with employees in the ordinary course of business in connection with past.

3.24        Investment Representations and Warranties.  Seller and the Principal Owners (each an “Investor” for purposes of this Section 3.24 only) represent and warrant to Parent, severally and solely with respect to themselves and their respective investments in, and receipt of, the Common Stock hereunder, that:

(a)           The Investor is investing in the Common Stock for its own account and not with a present view toward the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representation herein, the Investor does not agree to hold any of the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with, or pursuant to, a registration statement filed in accordance with Section 5.5 below, or an exemption from registration under the Securities Act.

(b)           The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D.  The Investor has delivered to Parent an Investor Questionnaire in substantially the form set forth on Exhibit D.

(c)           The Investor understands that the Common Stock is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Common Stock.

(d)           The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Parent, and materials relating to the offer and sale of the Common Stock, that have been requested by the Investor or its advisors, if any.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of Parent.  The Investor acknowledges and understands that its investment in the Common Stock involves a significant degree of risk.

(e)           The Investor understands that no United States federal or state agency, or any other government or governmental agency, has passed upon or made any recommendation or endorsement of the Common Stock or an investment therein.

(f)            The Investor understands that:

(i)            except as provided in Section 5.5 below, the Common Stock has not been, and is not being, registered under the Securities Act or any applicable state securities laws and, consequently, the Investor may have to bear the risk of owning the Common Stock for an indefinite period of time because the Common Stock may not be transferred unless (A) the resale of the Common Stock is registered pursuant to an effective registration statement under the Securities Act, (B) the Investor has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Common Stock to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (C) the Common Stock is sold or transferred pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), or (D) the Common Stock is sold or transferred to an affiliate (as defined in Rule 144) of the Investor; provided that, notwithstanding any other provision in this Agreement to the contrary, the parties agree and acknowledge that Seller may distribute any Common Stock that it receives to the Shareholder, and the Shareholder may distribute any Common Stock that it receives to the Principal Owner, and Parent hereby consents to any such distributions.

(ii)           any sale of the Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act, or the rules and regulations of the SEC thereunder; and

(iii)          except as provided in Section 5.5 below, neither Parent nor any other person is under any obligation to register the Common Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)           The Investor understands that until (a) the Common Stock may be sold by the Investor under Rule 144(k) or (b) such time as the resale of the Common Stock has been registered under the Securities Act as contemplated by Section 5.5 below, the certificates representing the Common Stock will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Common Stock):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

3.25        Representations and Warranties of Seller and the Principal Owners.  The representations and warranties of Seller and the Principal Owners contained herein, and the disclosures contained in Seller’s Disclosure Schedule do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading.  The copies of all documents furnished by Seller to Parent pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby make the representations and warranties set forth in this Article IV to Seller:

4.1          Authority and Binding Effect.  Buyer and Parent have the full corporate power and authority to execute and deliver this Agreement and the Bill of Sale.  This Agreement, and the Bill of Sale, and the consummation by Buyer and Parent of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Buyer and Parent, and such agreements have been duly executed and delivered by Buyer and Parent.  This Agreement is a valid and binding agreement of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, and, upon execution and delivery, the Bill of Sale will be valid and binding agreements of Buyer and Parent and shall be enforceable against them in accordance with its terms, except as enforceability of the obligations of Buyer and Parent under this Agreement and the Bill of Sale may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).  It is not necessary for Buyer or Parent to take any action or to obtain any approval, consent or release by or from any third person, governmental or other, to enable Buyer or Parent to enter into or perform its obligations under this Agreement and the Bill of Sale.

4.2          Organization and Standing.  Buyer and Parent are corporations duly organized and validly existing under, and are in good standing under, the laws of the Province of Ontario and State of Delaware, respectively.  Buyer and Parent have the requisite corporate power to own and operate their respective properties and assets, and to carry on their respective business as presently conducted.  Buyer and Parent are duly qualified to do business and are in good standing in each jurisdiction in which the character of the business conducted by them or the location of the properties owned or leased by them make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on Buyer or Parent.

4.3          SEC Documents; Financial Statements.

(a)           Parent has filed all forms, reports and documents required to be filed by Parent with the Securities and Exchange Commission (the “SEC”) since July 1, 2005 (the “SEC Documents”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by subsequently filed SEC Documents.

(b)           The financial statements of Parent included in the SEC Documents were complete and correct in all material respects as of their respective filing dates; complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; were prepared in accordance with GAAP applied on a consistent basis and fairly present the consolidated financial condition and operating results of Parent at the dates and during the periods indicated therein.

4.4          Compliance with Other Instruments.  The execution and delivery of this Agreement, the Bill of Sale, and all other agreements to be entered into in connection herewith, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of any law, rule, regulation, judgment, order, decree or ordinance applicable to Buyer or Parent or any of their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provisions of the respective Certificates of Incorporation or bylaws of Buyer or Parent; or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license or any writ, order or decree to which Buyer or Parent are a party or by which Buyer or Parent or any of their respective properties are bound.

4.5          Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, or of any regulatory authority pursuant thereto, or of any state securities or blue sky laws, no filing with or notice to, and no permit, authorization, consent or approval of, any third party, governmental or other entity is necessary for the consummation by Buyer or Parent of the transactions contemplated hereby.

4.6          Litigation and Proceedings.  There is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought against, by or on behalf of Buyer or Parent, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Buyer’s Knowledge and Parent’s Knowledge, threatened, which (i) could reasonably be expected to adversely affect Buyer’s ability or Parent’s ability to perform their respective obligations under this Agreement, or the Bill of Sale, or complete any of the transactions contemplated hereby or thereby, or (ii) which may become a claim, or liability against Buyer or Parent.  To Buyer’s Knowledge and Parent’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any actions of the type set forth in this Section 4.6.

4.7          No Broker.  Buyer and Parent have not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement.  Buyer and Parent shall pay, and shall indemnify, hold harmless and defend Seller from and against, all commissions, finder’s and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Buyer or Parent.

4.8          Capitalization.  The entire authorized capital stock of Parent consists of (a) 450,000,000 Common Shares, of which 56,054,526 shares were issued and outstanding as of September 30, 2006, and no shares were held in treasury as of September 30, 2006, and (b) 10,000,000 Series A Preferred Shares, of which none was issued and outstanding and none was held in treasury as of September 30, 2006.  All of the issued and outstanding shares of capital stock of Parent have been duly authorized and are validly issued, fully paid and non-assessable.  There are no preemptive rights that have not been waived or terminated with respect to the shares of Common Stock to be issued to Seller pursuant to this Agreement.  All shares of Common Stock to be issued to Seller pursuant to this Agreement will be duly authorized for issuance, validly issued, fully paid and nonassessable and of the same class of Common Shares as are currently listed by Parent for trading on the OTC under the symbol “DYNK”.  Each share of Common Stock of Parent, including each share issued to Seller pursuant to this Agreement, has one vote per share on all matters on which the stockholders of Parent are entitled to vote.

4.9          Representations and Warranties of Buyer.  The representations and warranties of Buyer contained herein do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading.  The copies of all documents furnished by Buyer to Seller pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

ARTICLE V

OBLIGATIONS SURVIVING THE CLOSING

5.1          Payment of Secured Obligations and Termination of Liens and Encumbrances.  Seller hereby covenants that Seller shall have arranged to pay, prior to the Closing Date, all of the indebtedness or other obligations listed on Schedule 5.1 (the “Secured Obligations”) other than the Permitted Encumbrances and for the holders of the Secured Obligations to deliver, in exchange for such payment, (i) a Financing Change Statement issued by the Ontario Personal Property Registry evidencing a discharge of such registered security interest or such other instruments and documents as Buyer may reasonably request to effectuate the removal and termination of any Encumbrances affecting any of the Purchased Assets and evidence the release by such holders of any claims they may have against the Purchased Assets or the Business, and (ii) such documents as Buyer may reasonably request to evidence the payment of such Secured Obligations.  If it is determined at any time hereafter that Seller failed to remove or cause to be removed, without liability or cost or expense to Buyer and without the disposition or diminution in the value of any of the Purchased Assets, any Encumbrance on any of the Purchased Assets that was in existence prior to the Effective Time, or if any Encumbrance is imposed or placed on any of the Purchased Assets (or any replacements thereof) after the Closing Date as a result of any act or omission of Seller, occurring prior to the Effective Time, then, without limiting any other right or remedy Buyer may have, Seller shall cause such Encumbrance to be removed at no expense or liability to Buyer, and without any reduction or disposition of any of the Purchased Assets; provided, that in the first instance Buyer shall notify Seller of the Encumbrance and provide Seller with an opportunity to cause such Encumbrance to be removed.

5.2          Further Assurances.  Each party hereto shall execute and deliver, after the date hereof, such additional documents or instruments, and shall take such additional actions, as the other party may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

5.3          Expenses.  Unless otherwise specifically provided for herein, each party shall pay all of its respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the other agreements contemplated hereby, and in carrying out and closing the transactions contemplated by this Agreement whether or not this Agreement or the transactions contemplated hereby are ever consummated.

5.4          Taxes.  Seller shall pay all Taxes of any kind or nature arising from (i) the conduct or operation of its business up to the Closing Date and the conduct or operation by Seller, prior to or after the Closing Date, of any other business or business activities operations and (ii) any liquidation, partial or whole, of Seller.  If any Taxes required under this Section 5.4 to be borne by Seller are assessed against Buyer or any of the Purchased Assets, Buyer shall notify Seller in writing promptly thereafter and Seller shall be entitled to contest, in good faith, such assessment or charge so long as such assessment does not cause a Material Adverse Effect on Buyer or the Purchased Assets or Buyer’s business.  Notwithstanding the foregoing, Buyer may (but shall not be obligated to) pay any such Taxes assessed against it, its business or any of the Purchased Assets, but which are payable by Seller pursuant hereto, if Buyer’s failure to do so, in the reasonable judgment of Buyer, could result in the immediate imposition of an Encumbrance on any of the Purchased Assets or any other assets of Buyer or if Seller fails to contest such assessment or charge diligently and in good faith.  If in accordance with the immediately preceding sentence, Buyer pays any Taxes which pursuant hereto are required to be borne by Seller, Buyer shall be entitled to reimbursement thereof from Seller in accordance with the indemnity provisions set forth in Article X hereof.

5.5          Registration Rights.

(a)           Piggyback Registration.  If at any time following issuance of the Common Stock pursuant to this Agreement (such shares of the Common Stock, for purposes of this Section 5.5 and Section 5.6 only, are collectively referred to as the “Registrable Shares”) Buyer shall determine to register any of its Common Stock under the Securities Act other than pursuant to (1) a registration relating solely to the sale of securities to participants in a Buyer employee benefits plan, (2) a registration relating to securities issued in connection with an acquisition by Buyer, or (3) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, it shall send to Seller (or Seller’s appointed representative, as the case may be) written notice of such determination and, if within twenty (20) days after receipt of such notice, Seller shall so request in writing, Buyer shall use its commercially reasonable best efforts to include in such registration all or any part of the Registrable Shares that Seller requests to be registered, provided, however, that if such registration involves an underwritten public offering and the managing underwriter reasonably determines that marketing factors require a limitation on the number of shares that may be included in the registration, the number of shares to be included in such registration shall be reduced as follows:  (i) First, the Common Stock held by officers and directors of Buyer shall be ratably excluded to the extent required by such limitation,  (ii) Second, the Registrable Shares requested to be registered by Seller and all other selling stockholders who acquired registration rights after the date of this Agreement shall be ratably excluded to the extent required by such limitation, and (iii) Third, the Common Stock requested to be registered by selling stockholders with registration rights other than under this Agreement and granted before the date hereof shall be excluded to the extent required by such limitation.  If Seller disapproves of the terms of such underwriting, he may elect to withdraw therefrom by written notice to Buyer and the underwriter.

(b)           Seller Information.  Seller covenants and agrees that it shall provide to Buyer on a timely basis such consents, representations and information as may reasonably be required by Buyer in connection with the preparation and filing of a registration statement or related prospectus or any amendment or supplement thereto.

(c)           Expenses.  Buyer shall pay all expenses of registration of any shares of the Common Stock pursuant to Section 5.5(a), except brokerage commissions, legal fees and expenses, and such other fees and expenses as may be incurred by Seller, which commissions and expenses shall be paid by the Seller.

(d)           Notification.  Buyer will promptly notify Seller upon the occurrence of any of the following events in respect of a registration statement or related prospectus: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the registration statement or amendments or supplements to the registration statement or any related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of the Registrable Shares registered pursuant to Section 5.5(a) for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the registration statement, or related prospectus, or any document incorporated or deemed to be incorporated therein by reference, untrue in any material respect or that requires the making of any changes in the registration statement, related prospectus, or other documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)           Assignment of Registration Rights.  The rights set forth in this Section 5.5, may be assigned by Seller to transferees or assignees of all or any portion of the Registrable Shares, but only if (a) Seller agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to Buyer within a reasonable time after such assignment, (b) Buyer is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (c) after such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, and (d) at or before the time Buyer received the written notice contemplated by clause (b) of this sentence, the transferee or assignee agrees in writing with Buyer to be bound by all of the provisions contained herein.

(f)            Additional Requirements.  Until termination of the registration statement, Buyer will use all commercially reasonable efforts to make and keep current public information available, as those terms are understood and defined in Rule 144, and file on a timely basis with the SEC all information that it may be required to file under either Section 13 or Section 15(d) of the Exchange Act, and, so long as it is required to file such information (without regard to the effectiveness of any registration statement), use all commercially reasonable efforts to maintain the availability of Rule 144 (or any successor exemptive rule hereinafter in effect) with respect to shares of the Common Stock and to cooperate with any holder of Common Stock who desires to make a sale under Rule 144.

(g)           Termination.  The registration rights of Seller under Section 5.5(a) shall terminate on such date as the Registrable Shares are otherwise saleable under Rule 144 without limitations on volume during any ninety (90) day period.

5.6          Market Stand Off Agreement.  The Seller and the Principal Owners agree that, if requested by the managing underwriter of a registration of the Registrable Shares in accordance with Section 5.5 above, they will not, without prior written consent of such underwriter, sell or otherwise transfer or dispose of any of their respective Registrable Shares (other than to donees who agree to be similarly bound), and, in the case of Seller, will use commercially reasonable best efforts to prevent any of its officers, directors, employees, consultants, or affiliates who hold Registrable Shares from selling or otherwise transferring or disposing of any of their respective Registrable Shares, during such period of time, not to exceed ninety (90) days following the effective date of the registration statement filed by Buyer with respect to such registration of Registrable Shares.

5.7          Employment of Seller’s Employees.  Buyer covenants that it shall, conditional on Closing, and prior to the Closing Date, extend offers of employment substantially in the form of the offer attached hereto as Schedule 5.7 “A” to all of the current Employees of the Business listed on Schedule 3.19 on terms and conditions in the aggregate no less favourable than those on which they were employed by Seller and honour their years of service and seniority for all purposes to the extent permitted under applicable employee benefit plans.  Schedule 5.7 “B” sets out the base salary that will be payable by Buyer to those Employees that accept the Buyer’s offer of employment.  The Seller shall co-operate with the Buyer in its efforts to ensure that each Employee accept offers of employment; provided that in providing such cooperation, Seller shall not be required to expend funds or incur any obligations or liabilities in connection therewith.  In respect of the period during which the Employees are considering Buyer’s offer of employment hereunder, as between Buyer and Seller, Buyer shall be responsible for (i) the remuneration payable to each Employee in respect of the period commencing at the Effective Time and ending at the time such Employee accepts or rejects, as the case may be, Buyer’s offer of employment, and (ii) the obligations and liabilities of an employer of such Employees; provided that for greater certainty, the Buyer shall not be responsible for and is not assuming hereunder any obligation or liability owed to any Employee that rejects Buyer’s offer of employment hereunder for termination pay, severance pay or damages in lieu of notice of termination, which shall be considered a Retained Liability hereunder.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All of the respective representations and warranties of Seller and Buyer set forth in this Agreement or in any of such party’s disclosure schedules, or in any certificates delivered by such party on the Closing Date shall survive the consummation of the transactions contemplated hereby for eighteen (18) months.  The covenants of any party hereto that cannot be or are not fully performed by such party on or prior to the Closing Date shall survive until they are otherwise terminated pursuant to their terms or fully performed.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the purchase of the Purchased Assets from Seller is subject to the fulfillment, or the waiver by Buyer, at or prior to the Closing, of each of the following conditions precedent:

7.1          Absence of Material Litigation.  Except as set forth on Schedule 3.14, there shall be (a) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or Buyer, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (b) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order; and (c) no pending or overtly threatened litigation, which has had or is reasonably expected to have a Material Adverse Effect on Seller.

7.2          Performance of Obligations.  Seller shall have performed and complied, in all material respects with all of the covenants required by this Agreement to have been performed prior to the Closing.

7.3          No Material Adverse Change.  Since the date of this Agreement, there shall not have been any change in or other event that has had or is reasonably expected to have a Material Adverse Effect on Seller.

7.4          Delivery of Additional Instruments.  On the Closing Date, Seller shall deliver, or cause to be delivered to Buyer, the following documents and instruments, in form and substance satisfactory to Buyer and its counsel, unless waived in writing by Buyer:

(a)           The Bill of Sale and Assumption Agreement in substantially the form of Exhibit B hereto, duly executed by Seller (the “Bill of Sale”);

(b)           Evidence of the receipt of all third party consents described on Schedule 3.1 or otherwise referred to in Section 3.1 in connection with the consummation of the transactions contemplated herein;

(c)           A legal opinion of counsel to Seller in such form as is reasonably satisfactory to Buyer;

(d)           A Certificate of Status, dated as of a date that is not more than ten (10) days prior to the Closing Date, from the Ministry of Consumer and Business Affairs of the Province of Ontario, for Seller; and

(e)           Such other documents and instruments as Buyer or Buyer’s counsel may reasonably request so as better to evidence or effectuate the transactions contemplated hereby.

7.5          Employment Agreements for Key Employees.  Buyer shall have entered into agreements for employment with each of the Employees of Seller (the “Employment Agreements”) as set forth in Section 5.7 hereof.

7.6          Shareholder Approval.  This Agreement, and the transactions contemplated hereby, shall have been duly approved by special resolution (as provided for under the Business Corporations Act (Ontario)) of the shareholders of Seller.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the sale of the Purchased Assets to Buyer is subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent:

8.1          Absence of Material Litigation.  There shall be (a) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or Buyer that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (b) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order, and (c) no pending or overtly threatened litigation which has had or is reasonably expected to have a Material Adverse Effect on Buyer.

8.2          Performance of Obligations.  Buyer shall have performed and complied in all material respects with all of its covenants required by this Agreement to have been performed by it at or prior to the Closing.

8.3          No Material Adverse Change.  Since the date of this Agreement, there shall not have been any change in or other event that has had or is reasonably expected to have a Material Adverse Effect on Buyer.

8.4          Delivery of Additional Instruments.  On the Closing Date, Buyer shall deliver, or cause to be delivered to Seller, the following documents and instruments, in form and substance satisfactory to Seller and its counsel, unless waived in writing by Seller:

(a)           The Bill of Sale duly executed by Buyer;

(b)           Legal opinions of counsels to Parent and Buyer in such forms as are reasonably satisfactory to Seller;

(c)           A good standing certificate, dated as of a date that is not more than ten (10) days prior to the Closing Date, from the Secretary of State of Delaware, for the Parent;

(d)           A Certificate of Status dated as of a date that is not more than ten (10) days prior to the Closing Date, from the Ministry of Consumer and Business Affairs of the Province of Ontario; and

(e)           Such other documents and instruments as Seller or Seller’s counsel may reasonably request so as better to evidence or effectuate the transactions contemplated hereby.

8.5          Delivery of Consideration.  At the Closing, Buyer shall deliver to Seller a cash payment in the amount set forth in Section 2.2(a) hereof, wired to an account designated by Seller, and Parent shall issue an irrevocable instruction letter to its transfer agent authorizing the transfer agent to issue shares of Common Stock to Seller as set forth in Section 2.2(b) hereof.

8.6          Employment Agreements for Key Employees.  Buyer shall have entered into the Employment Agreements as set forth in Section 5.7 hereof.

8.7          Reservation of Stock Options.  On the Closing Date, Buyer shall have reserved for issuance and granted to employees of Buyer who were formerly employees of Seller, an aggregate of Three Hundred Thousand (300,000) options (the “Options”) to purchase shares of Common Stock from Parent’s stock option plan (the “Stock Option Plan”).  The Common Stock issuable upon exercise of the Options shall be shares of the Common Stock of Parent which are the same as those shares of Parent quoted for trading on the OTC on the Closing Date.  The exercise price of the Options shall be the price at which the last trade was made in the Common Stock of Parent as quoted on the OTC on the last day the OTC was open for trading immediately preceding the Closing Date.  The Options shall vest annually subsequent to the Closing Date at a rate of 33 1/3% per annum, all as set forth on Schedule 8.7.  Buyer shall grant and allocate the Options to the persons and in the amounts set forth on Schedule 8.7 hereto.  In the event, a person listed on Schedule 8.7 is no longer employed by Buyer, or an affiliate of Buyer, on the date that any of the Options are scheduled to vest, Buyer shall cancel such previous grant of the Options to such former employee and shall reallocate such Options on a pro rata basis among the remaining persons listed on Schedule 8.7.  Buyer shall deliver evidence of such grants to Seller at the Closing.

8.8          Payment of Secured Obligations.  On the Closing Date, the Buyer shall pay the full amount of the Secured Obligations, the final payments for which shall be determined by the delivery of pay off letters to Buyer not later than the day before the Closing Date.  The total amount to be paid by the Buyer for the Secured Obligations pursuant to this Section 8.8 is $657,582.65.

ARTICLE IX

THE CLOSING

The consummation of the transactions contemplated hereby (the “Closing”) shall take place on the first business day following the satisfaction or waiver of the closing conditions set forth in Article VII and Article VIII above (the “Closing Date”) at the offices of Stradling Yocca Carlson & Rauth or at such other date and place as the parties may agree and shall be deemed to occur at 12:00 p.m., California time (the “Effective Time”), on such date; provided, however, that the Closing shall occur on or prior to October 30, 2006.

9.1          Closing Deliveries of Seller.  At the Closing, Seller shall deliver, or cause to be delivered to Buyer, the documents and instruments set forth in Article VII above, in form and substance reasonably satisfactory to Buyer and its counsel.

9.2          Closing Deliveries of Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, the Purchase Price to Seller and the documents and instruments set forth in Article VIII above, in form and substance reasonably satisfactory to Seller and its counsel.

ARTICLE X

INDEMNIFICATION

10.1        Obligations of Seller.  Seller and the Principal Owners hereby agree, jointly and severally, that they will indemnify, hold harmless and defend Buyer and each of its directors, officers, members, employees and agents and the respective successors and assigns of Buyer and such persons (all of the foregoing, collectively, the “Indemnified Parties” or, individually, an “Indemnified Party”), from and against any and all Losses that arise from or are in connection with:

(a)           any breach of or inaccuracy in any of the representations or warranties of Seller contained in this Agreement or in Seller’s Disclosure Schedules or other documents contemplated hereby;

(b)           any breach or default by Seller or the Principal Owners of any of the covenants or agreements contained in this Agreement;

(c)           the failure by Seller or the Principal Owners to discharge when due any of the Retained Liabilities;

(d)           the failure to have paid or to pay, when due, any Taxes that arose out of the operations of Seller or the consummation of the transactions contemplated by this Agreement or the failure to have filed, when due, any Tax Returns related to any such Taxes or any period up to the Closing Date, whether or not such failure constitutes a breach of the representations or warranties of Seller contained in Section 3.13 or is disclosed in this Agreement or Seller’s Disclosure Schedules; and

(e)           the failure to comply with the Bulk Sales Act (Ontario).

10.2        Limitations on Obligations of Seller.  In no event shall Seller or the Principal Owners have any obligation to indemnify the Indemnified Parties for or in respect of any of the Assumed Obligations identified on Schedule 1.3, and Buyer agrees to indemnify, hold harmless and defend Seller and the Principal Owners (in the same manner and on the same terms and conditions that are applicable to Seller and the Principal Owners’ indemnification obligations under this Article X), from and against any and all Losses, incurred by Seller or the Principal Owners as a result of (a) any failure by Buyer to pay or otherwise discharge, or from any failure by Buyer to comply with the provisions of, any of the Assumed Obligations after the Closing Date, or (b) any breach or default by Buyer of any of its covenants or agreements, or any representations or warranty hereunder (in which case the provisions of this Article X shall apply mutatis mutandis).

No Indemnified Party shall be entitled to any indemnification under this Article X with respect to any particular representation or warranty unless it gives notice to the Indemnifying Party with respect to the claim for indemnification at a time during which the particular representation or warranty with respect to the claim is made survives pursuant to Article VI.

10.3        Claims Procedure.  Promptly after the receipt by any Indemnified Party of notice of the commencement of any action or proceeding against such Indemnified Party, such Indemnified Party shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article X, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith.  The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article X, except where, and solely to the extent that, such failure adversely affects or prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have the right to defend, at his or its own expense and by his or its own counsel reasonably acceptable to the Indemnified Party, any such matter involving the asserted liability of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in the defense or such asserted liability at the Indemnified Party’s own expense.  In any event, the Indemnified Party, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnified Party shall have the right to participate in the defense of such asserted liability at the Indemnified Party’s own expense.  In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, in accordance with the provisions hereof, or if the Indemnifying Party discontinues the diligent and timely conduct thereof, any of the Indemnified Parties may undertake such defense and the Indemnifying Party shall be responsible for reimbursing the Indemnified Parties for their reasonable legal fees and expenses in connection therewith as and when such fees and expenses are incurred by them.  If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the sole right to settle the claim, subject to obtaining the consent of the Indemnified Party, which consent will not unreasonably be withheld or delayed; provided, however, that if the Indemnified Party shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnified Party by the claimant and imposes no restrictions on the future activities of the Indemnified Party and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim.  If the Indemnified Party is defending the claim as set forth above, the Indemnified Party shall have the right to settle or compromise any claim against it after consultation with, but without the necessity of obtaining the prior approval of, any Indemnifying Party, provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which consent shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnified Party.

10.4        Limitations on Liability.  No indemnification for breaches of representations, warranties and covenants for all claims under Section 10.1(a) and (b) shall be made unless the aggregate amount of Losses incurred by the Indemnified Party exceeds Ten Thousand Dollars ($10,000); provided, however, that in the event the Losses exceed such amount, indemnification shall be made with respect to all Losses, and provided however, in no event shall indemnification under Section 10.1(a) and (b) for breaches of representations, warranties and covenants exceed the Purchase Price actually paid by Buyer to Seller.  Indemnification pursuant to this Article X shall be the sole and exclusive remedy for breaches of representations and warranties and covenants to be performed prior to Closing.

ARTICLE XI

MISCELLANEOUS

11.1        Assignment.  Neither Seller nor Buyer may assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of the other party hereto.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

11.2        Severability.  Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

11.3        Governing Law.  This Agreement, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

11.4        Consent to Jurisdiction, Service and Venue.  For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, each of the parties hereby agrees that exclusive jurisdiction and venue for any suit between the parties shall be in the courts of the State of Delaware or the Province of Ontario, regardless of the convenience of such forums.  Neither party will oppose the enforcement against it in any other jurisdiction of any judgement or order obtained from a Delaware or Ontario court regarding this Agreement. The parties further agree and consent to accept and acknowledge all service of process carried out by means of registered mail, return receipt requested, in accordance with Section 11.10,  in connection with any such matter.

11.5        Judgment Currency.  If for the purpose of obtaining judgment against a party in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (in this Section referred to as the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency (in this Section referred to as the

“Currency of the Agreement”), then conversion shall be made at the rate of exchange prevailing on the Business Day preceding (i) the date of actual payment of the amount due, in the case of proceedings in the courts of any jurisdiction that will give effect to such conversion being made on such day, or (ii) the day on which the judgment is given, in the case of proceedings in the courts of the Province of Ontario or of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section being referred to as the “Judgment Conversion Date”).  For this purpose, “rate of exchange” means the rate at which the Royal Bank of Canada would be prepared on the relevant date, to sell the Currency of the Agreement to obtain the Judgment Currency.  In the event that there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of payment of the amount due, the Party against which judgment is rendered shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in the Currency of the Agreement.  Any additional amount due under this Section 11.4 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due or in respect of this Agreement.

11.6        Bulk Sales.  In consideration of the indemnity provided herein by the Seller and the Principal Owners to the Buyer, the Buyer hereby waives compliance by the Seller with the provisions of any applicable bulk transfer laws, including the Bulk Sales Act (Ontario), of any jurisdiction in connection with the transactions contemplated by this Agreement.

11.7        Entire Agreement; Amendment.  This Agreement, including the exhibits and schedules hereto, and each additional agreement or other document to be executed and delivered pursuant hereto, constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement and the transactions contemplated hereunder.  This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

11.8        Waiver.  No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

11.9        Interpretation; Headings.  This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision.  The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

11.10      Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given to the person designated below (i) on the date of delivery if delivered in person; (ii) on the first business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission; (iii) on the third business day following the deposit thereof in the United States Mail or in Canada Post, provided it is mailed by certified mail, return receipt requested and postage prepaid and properly addressed; or (iv) on the second business day after being sent by air courier.  Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below:

If to Seller:

Sensible Security Solutions Inc.

45 O’Connor Street, Suite 870

Ottawa, Ontario Canada K1P 1A4

Attn:  Paul Saucier

Fax:   (613) 721-6744

with a copy to:

Gowling Lafleur Henderson LLP

160 Elgin Street, Suite 2600

Ottawa, Ontario Canada K1P1C3

Attn:  Michael Boehm

Fax:   (613) 788-3467

If to Buyer, to:

DynTek, Inc.

19700 Fairchild Road, Suite 230

Irvine, California 92612

Attn:  Chief Executive Officer

Fax:  (949) 271-6798

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660 6441

Attn:  Christopher D. Ivey

Fax:  (949) 725-4100

11.11      Public Announcements.  Neither Seller or Buyer will make any public announcements concerning matters set forth in this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law or the rules and regulations of the SEC.  Any such disclosure shall be provided for review to the other party in advance of public release to the extent reasonably practical.

11.12      Attorneys Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

11.13      Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other means to the other party.

[Signature page to follow]

IN WITNESS WHEREOF, each of Seller, Buyer and the Principal Owners have caused a duly authorized representative to execute this Asset Purchase Agreement on the date first written above.

PARENT

DYNTEK, INC.,
a Delaware corporation

	By:	/s/ Casper Zublin, Jr.
	Name:	Casper Zublin, Jr.
	Title:	Chief Executive Officer

BUYER

DYNTEK CANADA INC.
an Ontario corporation

	By:	/s/ Casper Zublin, Jr.
	Name:	Casper Zublin, Jr.
	Title:	President

SELLER

SENSIBLE SECURITY SOLUTIONS INC.,
an Ontario corporation

	By:	/s/ Paul Saucier
	Name:	Paul Saucier
	Title:	President

SHAREHOLDER

3849597 CANADA INC.,
a Canadian corporation

	By:	/s/ Paul Saucier
	Name:	Paul Saucier
	Title:	President

/s/ Paul Saucier
Witness	PAUL SAUCIER